PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-44286
(To Prospectus dated March 11, 2009)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Europe 2001 HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 11, 2009 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Europe 2001 HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary U.S. Trading Market
AEGON N.V.	AEG	5.2000	NYSE
Alcatel-Lucent*	ALU	3.0000	NYSE
Amdocs Limited	DOX	3.0000	NYSE
ARM Holdings, plc*	ARMH	8.0000	NASDAQ
ASM International N.V.	ASMI	13.0000	NASDAQ
ASML Holding N.V.	ASML	6.2222	NASDAQ
AstraZeneca PLC.*	AZN	4.0000	NYSE
BP p.l.c.*	BP	4.0000	NYSE
Daimler AG	DAI	4.0000	NYSE
Deutsche Telekom AG*	DT	5.0000	NYSE
Diageo p.l.c.*	DEO	5.0000	NYSE
Elan Corporation, p.l.c.*	ELN	4.0000	NYSE
LM Ericsson Telephone Company*	ERIC	3.2000	NASDAQ
GlaxoSmithKline p.l.c.*	GSK	6.0000	NYSE
ING Groep N.V.*	ING	4.0000	NYSE
Koninklijke Philips Electronics N.V.	PHG	5.0000	NYSE
Millicom International Cellular S.A.*	MICC	8.0000	NASDAQ
Nokia Corporation*	NOK	5.0000	NYSE
Novartis AG*	NVS	5.0000	NYSE
Oclaro Inc.	OCRL	1.2000	NASDAQ
Qiagen N.V.	QGEN	6.0000	NASDAQ
Repsol YPF, S.A.*	REP	11.0000	NYSE
Ryanair Holdings p.l.c.*	RYAAY	16.0000	NASDAQ
Sanofi-Aventis SA*	SNY	4.6956	NYSE
SAP AG*	SAP	4.0000	NYSE
Shire plc*	SHPGY	4.0000	NASDAQ
Skillsoft p.l.c.*	SKIL	6.0000	NASDAQ

(continued on following page)

1 Effective March 26, 2010 (the “delisting date”), AXA, an underlying constituent of the Europe 2001 HOLDRS Trust (the “Trust”), was delisted from trading on NYSE.  Pursuant to the prospectus for the Trust, if AXA is not listed for trading on another national securities exchange within five business days from delisting date, it shall be distributed by The Bank of New York Mellon.  The rate of distribution is 0.06 AXA shares per Europe 2001 HOLDRS.  The record date and pay date for the distribution shall be April 8, 2010 and April 12, 2010, respectively.

Name of Company	Ticker	Share Amounts	Primary U.S. Trading Market
STMicroelectronics N.V.	STM	4.0000	NYSE
Telefonica S.A.*	TEF	4.5558	NYSE
Total S.A.*	TOT	6.0000	NYSE
UBS AG	UBS	6.3000	NYSE
Unilever N.V.	UN	9.0000	NYSE
Vodafone Group Public Limited Company*	VOD	5.2500	NASDAQ
WPP Group p.l.c.	WPPGY	3.0000	NASDAQ

*  The securities of these non-U.S. companies trade in the United States as American Depository Receipts.  Please see “Risk Factors” and “Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2010.